EXHIBIT 5




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                                  June 17, 2008


Liquor Group Wholesale, Inc.
4600 Touchton Road, Suite 1150
Jacksonville, FL 32246



This letter will constitute an opinion upon the legality of the sale by certain selling shareholders of Liquor Group Wholesale, Inc., a Colorado corporation (the "Company"), of up to 1,962,035 shares of common stock, all as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.


We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Coloradoapplicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of stock mentioned above and such shares, when sold, will represent fully paid and non-assessable shares of the Company's common stock.

Very truly yours,

HART & TRINEN


/s/ William T. Hart
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William T. Hart